Filed Pursuant to Rule 433
Registration No. 333-133809
Registration No. 333-133809-03

From:	BILL ORR, WACHOVIA CORPORATION		9/17 16:30:11
Subject:	*** $900MM WOART 07-B	** PRICING DETAILS **
Attachment(s):	None		Page 1/ 3

CONSUMER ABS TRADING/SYNDICATE WORK# 704-715-8300 CELL# 704-517-2117
Joint-Leads: WACHOVIA/BARCLAYS Co-mgrs: BAS/DB/CS/SUNTRUST *100% POT

Cls	Amt ($mm)	Rtgs (M/S)	WAL	E F	L F	CPN	Yield	$Price
A-1	187.000	P-1/A-1+	0.28	04/08	10/08	5.67635	5.67635	100.00
A-2A	85.000	Aaa/AAA	0.85	11/08	02/10	5.46	5.526	99.99741
A-2B	85.000	Aaa/AAA	0.85	11/08	02/10	1ML+32		100.00
A-3A	250.000	Aaa/AAA	1.85	05/10	01/12	5.28	5.340	99.99752
A-3B	104.000	Aaa/AAA	1.85	05/10	01/12	1ML+39		100.00
A-4	189.000	Aaa/AAA	3.25	05/11	05/13	5.39	5.458	99.97957

•	PRICED TO 1.5% ABS AND 10% CLEAN UP CALL
•	SETTLEMENT: WED SEPT. 26

This is for your information only and is not an offer to sell, or a

Wachovia Securities is the trade name for the corporate and investment banking services of Wachovia Corporation and its subsidiaries. If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the prospectus and other documents the issuer has filed with the SEC, and (iii) you may obtain these documents from your sales rep by calling 1-800-326-5897 or by visiting www.sec.gov. if this communication relates to an offering of securities exempt from registration in the US, you should contact your sales rep for the complete disclosure package.